EXHIBIT 11

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
                            IPI, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                                                    Three Months Ended
                                                                               February 28,     February 29,
                                                                               -----------------------------
                                                                                    1997            1996
                                                                               -----------------------------
Primary and fully diluted earnings per share

     Weighted average number of issued shares outstanding                            4,734            4,734

Effect of:
     1994 Long-Term Incentive Plan                                                       -                -
     1994 Non-Employee Directors' Stock Option Plan                                      -                -
                                                                                 ---------         --------

Shares outstanding used to compute primary and fully diluted earnings per share
                                                                                     4,734            4,734
                                                                                 =========         ========
Net Income                                                                       $     314         $    282
                                                                                 =========         ========

Primary and fully diluted earnings per share                                     $     .07         $    .06
                                                                                 =========         ========
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